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                               May 16, 2003


Classic Bancshares, Inc.
344 Seventeenth Street
Ashland, Kentucky 41105

                  Re: Merger of First Federal Financial Bancorp, Inc.
                      with and into Classic Bancshares, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Classic Bancshares, Inc. ("Classic"), a Delaware corporation, solely in connection with the Agreement and Plan of Merger dated as of December 30, 2002 (the "Agreement") by and between Classic and First Federal Financial Bancorp, Inc. ("FFFB"), a Delaware corporation. Pursuant to the Agreement, FFFB will merge with and into Classic (the "Merger"). Except as otherwise provided herein, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and are relying (or will rely) upon (without any independent investigation) the truth and accuracy, at all relevant times, of the statements, descriptions, representations and warranties contained in the Agreement (including all schedules and exhibits thereto), the registration statement on Form S-4 filed with the Securities and Exchange Commission (which includes a proxy statement-prospectus relating to the Merger) (the "Registration Statement"), and certain representations and warranties set forth in certificates provided to us by Classic and by FFFB (the "Officers' Certificates"), copies of which are attached hereto as Exhibits A and B, respectively.

     In addition, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

     1. All original documents (including signatures) are authentic, all documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

     2. The Merger will be consummated in accordance with the Agreement (without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the laws of the State of Delaware. Each of the representations and warranties set forth in the Agreement and the Officers' Certificates is and will be true, correct and complete as if made at the Effective Time.

     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us were true, correct and complete when made and are and will continue to be true, correct and complete through the Effective Time, including, but not limited to, the facts relating to the merger of FFFB with and into Classic as described in the Registration Statement, the representations set forth and documents described in the Registration Statement, and the business reasons for the Merger as set forth in the Registration Statement. No actions have been (or will be) taken which are inconsistent with the foregoing sentence.

     4. Classic, FFFB and the shareholders of FFFB will report the Merger on their respective federal income tax returns in a manner consistent with the opinions set forth below.

     5. Any statement or representation made "to the knowledge of" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intent, understanding or agreement and such action will not be taken.

     6. The terms of the Agreement and all other agreements entered into in connection therewith are the product of negotiations between unrelated parties negotiating at arm's-length without duress or hardship.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that:

                           A. The Merger will constitute a reorganization within
the meaning of Section 368(a) of the Code.

                           B. Each of Classic and FFFB will be a party to that
reorganization within the meaning of Section 368(b) of the Code.

                           C. No gain or loss will be recognized by holders of
FFFB common stock who exchange all of their FFFB common stock solely for the common stock of Classic pursuant to the Merger (except with respect to and to the extent of any cash received by any such shareholders, whether in lieu of a fractional share interest in the common stock of Classic or otherwise).

     We express no opinion as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever (including the Merger) if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without amendment, waiver or breach of any material provision thereof, or if any of the descriptions, representations, warranties, statements and assumptions upon which we relied is not true and accurate at all relevant times. In the event any one of the descriptions, statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion letter addresses only the U.S. federal income tax consequences of the Merger as described herein and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any other transaction undertaken in connection with the Merger or in contemplation of the Merger). In particular, we express no opinion regarding (1) whether and the extent to which any FFFB shareholder that has provided or will provide services to FFFB or Classic will have compensation income under any provision of the Code; (2) the effects of any such compensation income, including but not limited to the effect upon the basis and holding period of the Classic stock received by any such shareholder in the Merger; (3) other than the fact that the Merger will be a reorganization within the meaning of Section 368(a) of the Code, the corporate-level tax consequences of the Merger to FFFB or Classic, including without limitation the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of FFFB or Classic or the application of the "golden parachute" rules under Section 280G of the Code, or the application of any other provision of the Code as well as the regulations promulgated thereunder and judicial interpretations thereof; (4) the tax consequences of the Merger to holders of options, warrants or other rights to acquire FFFB stock; and (5) the tax consequences of the Merger as applied to specific shareholders of FFFB or that may be relevant to particular classes of FFFB shareholders such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, tax-exempt organizations, banks, insurance companies or holders of shares acquired upon exercise of stock options or in other compensatory transactions.

     This opinion letter represents and is based upon our best judgment regarding the application of federal income tax statutes, existing judicial decisions, administrative regulations and published rulings and procedures in effect on the date hereof. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion letter is issued to you solely for your use and benefit in connection with the Merger and is not to be relied upon by any other person or entity without our express written consent. We consent to the use of this opinion as an exhibit to the Registration Statement, to references to this opinion in the Registration Statement and to the use of our name in the Registration Statement under the heading "Material Federal Income Tax Consequences." In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.



                                   Very truly yours,


                                   /S/ JENKENS & GILCHRIST PARKER CHAPIN LLP
                                   -----------------------------------------

                                   JENKENS & GILCHRIST PARKER CHAPIN LLP